        American Century ETF Trust
AMENDMENT NO. 8 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 8 TO MANAGEMENT AGREEMENT (“Amendment”) is effective as of the 29th day of June, 2021 (the “Effective Date”), by and between AMERICAN CENTURY ETF TRUST, a Delaware statutory trust (the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (the “Investment Manager”).
WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of January 9, 2018, and amended effective as of July 5, 2018, September 7, 2018, June 14, 2019, January 21, 2020, April 28, 2020, November 30, 2020 and April 21, 2021 (the “Agreement”) and
WHEREAS, the parties hereto desire to enter into this Amendment to amend Schedule A to the Agreement to reflect the addition of a new series of shares of the Company named American Century Sustainable Growth ETF.
NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:
1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.
    2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.
    3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective duly authorized officers as of the Effective Date.

American Century Investment Management, Inc.	American Century ETF Trust
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Vice President

American Century ETF Trust Schedule A: Fee Schedules

Schedule A
Fee Schedule

Fund	Annual Management Fee
American Century Diversified Corporate Bond ETF	0.29%
American Century Diversified Municipal Bond ETF	0.29%
American Century Emerging Markets Bond ETF	0.39%
American Century Focused Dynamic Growth ETF	0.45%
American Century Focused Large Cap Value ETF	0.42%
American Century Mid Cap Growth Impact ETF	0.45%
American Century Multisector Income ETF	0.35%
American Century Quality Diversified International ETF	0.39%
American Century STOXX U.S. Quality Growth ETF	0.29%
American Century STOXX U.S. Quality Value ETF	0.29%
American Century Sustainable Equity ETF	0.39%
American Century Sustainable Growth ETF	0.39%
American Century Quality Convertible Securities ETF	0.32%
American Century Quality Preferred ETF	0.32%
American Century Low Volatility ETF	0.29%